Exhibit 1.1

Personal and Confidential

June 27, 2024

Tim Canning

Chief Executive Officer

Danam Health, Inc.

3000 Bayport Drive

Suite 950

Tampa, FL 33607

Re: Underwritten Public Offering

Dear Mr. Tim Canning,

This letter agreement (the “Agreement”) will confirm that Danam Health, Inc. (together with its subsidiaries, the “Company”) has engaged EF Hutton LLC (“EF Hutton”, the “Underwriter”) to serve as the sole underwriter for the proposed registered offering (the “Offering”) of the Company’s equity securities.

1.	The Registration Statement. The Company has filed or will file a registration statement (the “Registration Statement”) on an eligible form with the Securities and Exchange Commission (the “Commission”) covering the Offering, and will prepare, file and make available to the Underwriter a preliminary and final prospectus, or prospectus supplement, with respect to the Offering, as applicable.

2.	Compensation. EF Hutton’s cash fees and commissions for a closed Offering will be seven percent (7.0%) of the gross proceeds of the Offering (the “Fee”).

3.	Representative Warrants. Intentionally Omitted.

4.	Obligations Hereunder. Until the Company and EF Hutton have negotiated, executed and delivered the Underwriting Agreement, EF Hutton may at any time terminate its further participation in the Offering. EF Hutton’s participation in the Offering is subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as EF Hutton deems appropriate under the circumstances (such investigation hereinafter to be referred to as “Due Diligence”), the approval of EF Hutton’s internal equity transaction committee and EF Hutton being satisfied with the form and substance of the Registration Statement and any related preliminary and final prospectus/prospectus supplement as applicable. The Company shall make customary representations and warranties and provide customary lock up agreements and indemnities in the Underwriting Agreement. The Underwriter’s obligation to consummate the Offering shall be subject to receipt of a customary “negative assurance letter” from the Company’s counsel, a customary “comfort letter” from the Company’s auditor, the absence of a material adverse change in the Company or market conditions making proceeding with the Offering practicable in EF Hutton’s judgement, as well as other closing conditions appropriate for offerings of such nature.

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5.	Expenses. Regardless of whether the Offering is consummated, the Company agrees to pay, or reimburse if paid by the Underwriter: (i) all of the Company’s costs and expenses incident to the Offering and the performance of its obligations under this Agreement and (ii) all reasonable out-of-pocket costs and expenses incident to the performance of the obligations of EF Hutton under this Agreement (including, without limitation, the fees and expenses of the Underwriter’s outside attorneys, background checks and due diligence costs), provided that, except as otherwise provided in Annex A and excluding expenses related to any required filings under state securities or “blue-sky” law and filings with FINRA, such costs and expenses shall not exceed $200,000 without the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

6.	Use of Information. The Company will furnish to EF Hutton such information as EF Hutton requests for purposes of performing services under this Agreement (the “Information”). All Information that the Company furnishes to EF Hutton will be accurate and complete in all material respects at the time provided. If the Company becomes aware that any Information is materially inaccurate, incomplete or misleading during the engagement hereunder, the Company will promptly advise EF Hutton. EF Hutton assumes no responsibility to the Company for the accuracy and completeness of the Information (including information available from generally recognized public resources) and will use and rely upon the Information (and information available from generally recognized public sources) without assuming responsibility for its independent verification. EF Hutton will not make an independent evaluation of any of the assets or liabilities (contingent or otherwise) of the Company.

7.	Indemnification. In addition to the payment of fees and reimbursement of expenses provided for above, and regardless of whether the Offering is consummated, the Company agrees to indemnify EF Hutton and certain other parties with regard to the matters contemplated herein, as set forth in Annex A attached hereto, which is incorporated by reference as if fully set forth herein.

8.	Intentionally Omitted.

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9.	Lock-up Agreement. The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of EF Hutton, it will not, during the Engagement Period (including any extensions thereof) and additionally for a period of ninety (90) days after the Closing of the Offering (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. Additionally, the Company’s directors and officers and any other holder(s) of the outstanding shares of Common Stock as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of Common Stock) shall enter into customary “lock-up” agreements in favor of EF Hutton pursuant to which such persons and entities shall agree, for a period of ninety (90) days after the Closing of Offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions. The foregoing restrictions shall also be contained and set forth in the Underwriting Agreement and customary “lock-up” agreements, as applicable.

10.	Tail Financing. EF Hutton shall be entitled to a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by EF Hutton to the Company during the Term of this Agreement, in connection with the Offering (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Term of this Agreement or within the twelve (12) month period following the expiration or termination of the Term of this Agreement (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. Notwithstanding the foregoing, no fee shall be payable by the Company pursuant to this Section 10 if the Company terminates this Agreement for cause pursuant to Section 12.

11.	Governing Law; Jurisdiction; Arbitration. Governing Law; Jurisdiction and Venue Arbitration. This Agreement, including Annex A hereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

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(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither EF Hutton nor its affiliates, and the respective officers, directors, employees, agents and representatives of EF Hutton, its affiliates and each other person, if any, controlling EF Hutton or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the gross negligence or willful misconduct of such individuals or entities. If EF Hutton shall commence an action or proceeding to enforce any provisions of this Agreement, then in the event that EF Hutton is the prevailing party in such action, suit or proceeding, in addition to the obligations of the Company under Section 7 and Exhibit A, EF Hutton shall be reimbursed by the Company for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

12.	Term. The Term of this Agreement will commence on the date of this Agreement and end upon the twelve (12) month anniversary of the date of this Agreement. If the Company has not consummated an Offering by the one hundred twenty (120) day anniversary of the date of this Agreement, the Company may terminate this Agreement by providing thirty (30) days’ written notice of such termination. The Company may also terminate this Agreement for cause, which shall include the material failure by EF Hutton to provide the underwriting services contemplated by this Agreement, as provided in FINRA Rule 5110(g)(5)(B). Upon termination of this Agreement no party shall have any further liability hereunder, except for EF Hutton’s fees earned and expenses theretofore incurred and reimbursable hereunder (including its attorneys’ fees, background check costs and due diligence expenses) and except that Sections 5 through 17 and Annex A of this Agreement will survive termination. During the term of this Agreement the Company agrees that it will not negotiate with any other underwriter relating to a possible public offering of the Company’s securities (including the Offering) or other financing without first consulting and receiving the approval of EF Hutton. The Company represents and warrants that it has not granted any other person any right to offer, place, underwrite or register shares thereof or agreed to pay any finders or financial services fees in connection with this Offering.

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13.	Confidentiality. Except as required by law, the Company will not disclose this Agreement or the services or advice to be provided by EF Hutton hereunder publicly or to any third party without EF Hutton’s prior written permission.

14.	Other Relationships. The Company acknowledges that EF Hutton and its affiliates may have and may continue to have investment banking, securities trading and other relationships with parties other than the Company pursuant to which EF Hutton may acquire information of interest to the Company. EF Hutton shall have no obligation to disclose such information to the Company or to use such information in connection with an Offering. In addition, in the ordinary course of business, EF Hutton may trade the securities of the Company and of potential purchasers and/or participants in the Offering for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities. EF Hutton recognizes its responsibilities for compliance with federal securities laws and regulations in connection with such activities in light of this Agreement.

Further, from time to time EF Hutton’s research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of the members of EF Hutton’s investment banking and capital markets departments, and may have an adverse effect on the Company’s interests in connection with the Offering or otherwise. EF Hutton’s investment banking and capital markets departments are managed separately from its research department, and do not have the ability to prevent such occurrences. Affiliates of EF Hutton and each of their directors, officers and employees may also at any time invest on a principal basis or manage or advise funds that invest on a principal basis in any company that may be involved in the transactions contemplated hereby.

15.	No Brokers/Finders. The Company represents and warrants to EF Hutton that there are no brokers, finders, representatives or other persons that have an interest in compensation due to EF Hutton from any Offering or which would otherwise be due any fee, commission or remuneration upon consummation of any Offering.

16.	Anti-Money Laundering. To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask the Company for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify the Company’s and its controlling shareholders (if any) identities, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument. If there are selling security holders in the Offering, the Company will coordinate our review of them pursuant to such laws.

17.	Independent Contractor. EF Hutton is acting hereunder as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. EF Hutton shall act solely on the basis of a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Offering). EF Hutton will make a review of the Company, the transactions contemplated hereby or other matters relating to such transactions solely for EF Hutton’s own benefit. The Company shall not claim that EF Hutton owes a fiduciary duty to the Company in connection with the Offering or the process leading thereto. No one other than the Company is authorized to rely upon the engagement of EF Hutton hereunder or any statements, advice, opinions or conduct by EF Hutton. EF Hutton may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement.

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18.	Limitation of Liability. In no event shall EF Hutton, or any of its respective affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) be liable to the Company for any incidental, indirect, special or consequential damages (i.e., lost profits) arising out of, or in connection with, this Agreement, whether or not such party was advised of the possibility of such damage. The Company further agree that the liability limit of EF Hutton, or any of its respective affiliates, directors, officers, employees and controlling persons shall in no event be greater than the aggregate dollar amount that the Company paid to EF Hutton during the term of this Agreement.

19.	Representation. By executing this Agreement, Company acknowledges that it understands and agrees that it has been encouraged, and had the opportunity to, consult with its own attorney in connection with this Agreement.

(a)	Intentionally Omitted.

20.	Entire Agreement. This Agreement constitutes the entire agreement between the Company and EF Hutton with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications to this Agreement must be executed in writing by each party. EF Hutton will not provide any legal, tax, accounting or regulatory advice or develop any tax strategies for the Company.

EF Hutton shall be permitted to advertise the services it provided in connection with the Offering subsequent to the consummation of the Offering.

This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

[Signature page follows]

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If the foregoing meets with your approval, please sign the attached duplicate copy of this letter and return it to the undersigned.

EF Hutton LLC

By:	/s/ Philip Wiederlight
Name:	Philip Wiederlight
Title:	Chief Operating Officer

Accepted and Agreed as

of the above date:

Danam Health, Inc.

By:	/s/ Tim Canning
Name:	Tim Canning
Title:	Chief Executive Officer

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June 27, 2024

ANNEX A: INDEMNIFICATION

The Company agrees to indemnify and hold harmless EF Hutton and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including EF Hutton, an “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (collectively, “Damages”), to which such Indemnified Party may become subject in connection with, relating to or arising from any transaction contemplated by this Agreement or the engagement of or performance of services by an Indemnified Party hereunder, and will reimburse each Indemnified Party for all out-of-pocket fees and expenses (“Expenses”), including the reasonable fees and expenses of counsel, as they are incurred in connection with investigating, preparing, pursuing or defending any threatened or pending subpoena, claim, action, proceeding or investigation (“Proceedings”) arising therefrom, whether or not any Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of the Indemnified Party. No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this Agreement or the engagement of or performance of services by any Indemnified Party hereunder except to the extent that the Company incurs Damages that are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of the Indemnified Party.

If for any reason other than in accordance with the previous paragraph of this Annex A, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party for Damages and Expenses related thereto in such proportion as is appropriate to reflect the relative benefits to the Company and/or its stockholders on the one hand, and EF Hutton on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its stockholders and EF Hutton in connection with the matters covered by this Agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its stockholders in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to the fees paid to EF Hutton under this Agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages and Expenses exceed the amount of fees actually received and retained by EF Hutton under this Agreement (excluding any amounts received by EF Hutton as reimbursement of expenses). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents) on the one hand, or by EF Hutton, on the other hand.

No Indemnified Party will agree to settle any Proceeding and seek indemnification or reimbursement hereunder unless such Indemnified Party obtained the Company’s consent (which consent will not be unreasonably withheld) to such settlement. The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not any Indemnified Party is a party thereto) in respect of which indemnification may be sought hereunder without the prior written consent of EF Hutton (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding, (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party and (iii) does not preclude or purport to preclude the future business activities of any Indemnified Person.

In addition to any rights of indemnification or contribution set forth above, the Company agrees to reimburse each Indemnified Party for all out-of-pocket costs and expenses as they are incurred (including, without limitation, the reasonable fees and expenses of outside counsel) in connection with investigating, preparing or settling any Proceeding involving the enforcement of this Agreement or this Annex A.

The indemnity, reimbursement and contribution obligations of the Company are in addition to any liability that the Company may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party. The provisions of this Annex will survive the modification, expiration or termination of this Agreement.

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